Exhibit 10.33

EIGENQ INC.

INTELLECTUAL PROPERTY LICENSE WARRANT CONSIDERATION

CASH SETTLEMENT AND AMENDMENT AGREEMENT

Settlement election and cash installment documentation

Between WiseP2P OÜ and EigenQ Inc.

Dated as of May 12, 2026

Execution Version

Key Term	Summary
Existing License Agreement	February 26, 2025 between WiseP2P OÜ and EigenQ Inc.
Original stated future warrant consideration	$180,000,000
Settlement alternative elected	Cash Alternative
Warrant Alternative	Made available and declined by Licensor; no warrant or equity securities are issued under this Agreement.
Final cash settlement amount	$2,400,000
Settlement percentage	approximately 1.3333% of original stated future warrant consideration
Payment schedule	24 monthly installments of $100,000 each
First payment date	June 28, 2026
Final payment date	May 28, 2028
No securities issuance	No shares, warrants, preferred stock, notes, convertible securities, equity-linked instruments or cap- table entries are issued by this Agreement.
Related-party treatment	Dr. José R. Rosas-Bustos signs solely for WiseP2P and not on behalf of EigenQ.

RECITALS

WHEREAS, WiseP2P OÜ (the “Licensor” or “WiseP2P”) and EigenQ Inc., a Delaware corporation (the “Company” or “EigenQ”), entered into that certain Exclusive License Agreement dated as of February 26, 2025 (the “License Agreement”); WHEREAS, the License Agreement granted EigenQ an exclusive, perpetual and irrevocable license to use, commercialize, sublicense and further develop the licensed technology described therein, subject to the terms and conditions of the License Agreement; WHEREAS, the License Agreement contemplated future, restricted, non-transferable and non-cash redeemable equity warrant consideration with an original stated aggregate face amount of $180,000,000 (the “Original Warrant Consideration”), payable in future scheduled installments beginning January 1, 2028; WHEREAS, as of the date of this Agreement, the parties acknowledge and confirm that no warrant certificate, separate warrant instrument, warrant ledger entry, cap-table entry or other issued equity-linked security has been delivered or recorded for Licensor under the Original Warrant Consideration framework, no installment is currently due, no acceleration has been mutually agreed, and no exercise, issuance demand or claim for issuance has been made by Licensor;

WHEREAS, EigenQ is engaged in public-company readiness, PCAOB audit readiness, capitalization cleanup, and potential business-combination or de-SPAC transaction preparation, and desires to simplify, fix and cap its capitalization, contingent equity, disclosure and related-party transaction profile before proceeding further with such workstreams; WHEREAS, the Company made available and discussed with Licensor alternative settlement structures, including a cash installment settlement structure and a warrant-based settlement structure, and Licensor has voluntarily elected the cash installment settlement structure set forth in this Agreement; WHEREAS, the parties desire to preserve the commercial license relationship and amend the License Agreement to replace, settle, cancel and release the Original Warrant Consideration framework with a fixed cash settlement payable in installments as set forth herein;

WHEREAS, Dr. José R. Rosas-Bustos has a role with Licensor and is signing this Agreement solely on behalf of Licensor, and not on behalf of EigenQ, and the Company signatories are executing for EigenQ under Company authority and applicable related-party and recusal procedures; and WHEREAS, the parties intend that this Agreement constitute a written amendment to the License Agreement and a full settlement and release of all rights and claims relating to the Original Warrant Consideration, while leaving the license grant and other non-amended provisions of the License Agreement in full force and effect. NOW, THEREFORE, in consideration of the mutual covenants, agreements, releases and other consideration set forth herein, the parties agree as follows:

1. DEFINITIONS

Defined Term	Meaning
Agreement	This Intellectual Property License Warrant Consideration Cash Settlement and Amendment Agreement, including all schedules and exhibits.
Cash Alternative	The fixed cash installment settlement structure elected by Licensor pursuant to this Agreement.
Company	EigenQ Inc., a Delaware corporation, including any successor or permitted assignee.
Existing License Agreement or License Agreement	The Exclusive License Agreement dated February 26, 2025 between Licensor and EigenQ.
Licensor	WiseP2P OÜ and its successors and permitted assigns.
Original Warrant Consideration	The future equity warrant consideration contemplated by the License Agreement with an original stated aggregate face amount of $180,000,000.
Qualified Public Transaction	A de-SPAC transaction, business combination, merger, reorganization, public-company acquisition or similar transaction involving EigenQ and a public company or special purpose acquisition company.
Settlement Amount	$2,400,000, fixed and capped.
Settlement Installments	Twenty-four (24) monthly installments of $100,000 each, payable pursuant to Schedule 1.
Warrant Alternative	A fixed warrant-based settlement structure made available for Licensor consideration as an alternative to the Cash Alternative.

2. SETTLEMENT ALTERNATIVES; LICENSOR ELECTION; WAIVER OF PARITY RIGHTS

2.1 Alternatives made available. Licensor acknowledges that, before executing this Agreement, the Company made available and discussed two alternative structures for resolving the Original Warrant Consideration framework: (a) a fixed cash installment settlement structure (the “Cash Alternative”); and (b) a fixed warrant-based settlement structure using an EigenQ Common Stock settlement warrant (the “Warrant Alternative”). Each alternative was subject to licensor-specific values, Company approval, documentation, applicable law, tax, accounting, audit, securities-law, BCA and transaction-readiness review.

2.2 Independent evaluation. Licensor acknowledges that the Cash Alternative and the Warrant Alternative have materially different economic, liquidity, timing, risk, tax, accounting, securities-law, transferability, valuation and public-company characteristics. Licensor has had the opportunity to consult with its own legal, tax, accounting, financial and other advisers regarding both alternatives and is not relying on the Company or any Company representative for legal, tax, accounting, investment or valuation advice.

2.3 Voluntary election. Licensor voluntarily elects the Cash Alternative set forth in this Agreement, and declines the Warrant Alternative.

2.4 No most-favored-nation or parity right. Licensor acknowledges and agrees that no settlement entered into by the Company with any other licensor, counterparty, affiliate or third party shall create any most-favored-nation right, parity right, top-up right, price adjustment right, re-election right, cash election right, warrant election right, registration right, additional consideration right or right to modify this Agreement.

2.5 No claim based on different election. Licensor waives any claim that the Company’s use of a different settlement structure with another licensor or counterparty, including a cash installment settlement or a warrant-based settlement, entitles Licensor to different, additional or modified consideration, provided that the Company complies with this Agreement.

2.6 Other licensors. Licensor understands that other licensors may have elected or may elect settlement structures that differ from Licensor’s election as to form, amount, timing, payment schedule, share count, exercise price, risk profile, accounting treatment, tax treatment or public-company treatment. Licensor accepts the settlement structure set forth in this Agreement as the sole and exclusive settlement treatment for Licensor, subject only to the express terms of this Agreement.

3. AMENDMENT AND SETTLEMENT OF ORIGINAL WARRANT CONSIDERATION

3.1 Amendment and replacement. The parties agree that all provisions of the License Agreement relating to the Original Warrant Consideration, including amount, schedule, issuance, acceleration, exercise mechanics, equity classification mechanics, warrant issuance obligations and any related future installment rights, are amended, restated, replaced, settled, cancelled and superseded in their entirety by this Agreement.

3.2 No issuance to date. Licensor acknowledges that, as of the date of this Agreement, no warrant certificate, warrant agreement, warrant ledger entry, cap-table entry or other issued equity-linked security has been delivered or recorded for Licensor under the Original Warrant Consideration framework.

3.3 Full replacement. Upon effectiveness of this Agreement, Licensor shall have no further right to receive the Original Warrant Consideration or any installment thereof, including any scheduled 2028, 2031, 2034, 2037 or 2040 installment, except for the fixed cash Settlement Amount expressly provided in this Agreement.

3.4 No reinstatement. The Original Warrant Consideration shall not be reinstated by reason of any payment timing issue, BCA delay, audit review, accounting treatment, transaction delay, public-company transaction failure, change in valuation, financing change, other licensor settlement or other circumstance, except by a later written instrument expressly signed by both parties and approved by the Company in accordance with applicable corporate authority.

4. CASH SETTLEMENT CONSIDERATION AND PAYMENT TERMS

4.1 Fixed settlement amount. The Company shall pay Licensor a fixed and capped cash settlement amount equal to $2,400,000 in full settlement of the Original Warrant Consideration.

4.2 Payment schedule. The Settlement Amount shall be paid in twenty-four (24) monthly installments of $100,000 each. The first installment shall be due on June 28, 2026, and each subsequent installment shall be due on the 28th day of each month thereafter, with the final installment due on May 28, 2028, as set forth in Schedule 1.

4.3 Business day convention. If a scheduled payment date falls on a Saturday, Sunday or legal banking holiday in the United States, the applicable installment shall be payable on the next business day.

4.4 Payment instructions and compliance. Licensor shall provide wire, bank, tax, know-your-customer and sanctions-screening information reasonably requested by the Company. The Company may withhold or delay payment to the extent necessary to comply with applicable law, banking requirements, sanctions, anti-money-laundering rules, tax withholding or reasonable compliance procedures.

4.5 No securities issuance. No shares, warrants, pre-funded warrants, preferred stock, convertible securities, notes, settlement rights, equity-linked instruments, cap-table entries or other securities are being issued under this Agreement unless the parties later expressly agree otherwise in a written instrument approved by the Company in accordance with applicable corporate, securities-law, tax, accounting, audit, BCA, exchange and public-company requirements.

4.6 No additional consideration. The Settlement Amount is the sole and exclusive consideration payable with respect to the Original Warrant Consideration framework. Licensor shall not be entitled to additional cash, equity, warrants, royalties, success fees, top-up rights, ownership maintenance rights, anti-dilution rights or other consideration with respect to the Original Warrant Consideration framework, except as expressly set forth in this Agreement.

5. NO SERVICES; NO COMPENSATION; RELATED-PARTY CHARACTERIZATION

5.1 No services under settlement. Licensor is not providing services to EigenQ under this Agreement. The Settlement Amount is consideration for the amendment, replacement, settlement, cancellation and release of the Original Warrant Consideration framework and for preservation of the License Agreement as amended hereby, and not for current or future services.

5.2 No compensation to Dr. José. The Settlement Amount is payable to Licensor and is not compensation to Dr. José R. Rosas-Bustos in his capacity as Chief Executive Officer, director, officer, employee, consultant, adviser, founder, stockholder or service provider of EigenQ.

5.3 No director, executive or transaction fee. The Settlement Amount is not director compensation, executive compensation, CEO compensation, consulting compensation, advisory compensation, a finder fee, referral fee, BCA fee, de-SPAC fee, financing fee, PIPE fee, listing fee, M&A fee, success fee, transaction-closing fee or liquidity-event bonus.

5.4 Related-party treatment and recusal. The parties acknowledge that certain individuals may have roles with both EigenQ and Licensor or their respective affiliates. Dr. José R. Rosas-Bustos is signing this Agreement only for Licensor and has not approved or signed this Agreement on behalf of EigenQ. The Company may treat this Agreement and the License Agreement as related-party matters for governance, audit, disclosure and transaction-readiness purposes.

6. PUBLIC-COMPANY, AUDIT, TRANSACTION COOPERATION AND PAYMENT PATH PROTECTION

6.1 Cooperation and transaction compatibility. Licensor agrees to cooperate reasonably and in good faith with the Company, PubCo, TopCo, transaction counterparties, counsel, auditors, accountants, valuation advisers, transfer agents and other transaction parties to implement, disclose, administer and account for this Agreement in a manner compatible with any BCA, de-SPAC process, public-company disclosure requirement, PCAOB audit review, securities-law compliance and applicable Nasdaq, NYSE or other exchange requirement.

6.2 No automatic third-party obligation. Nothing in this Agreement binds PubCo, TopCo, SVAQ, any sponsor, merger subsidiary, investor, successor, exchange-listed entity, transfer agent or any other third party unless such party separately approves and executes applicable definitive documents or otherwise expressly assumes obligations under this Agreement.

6.3 Preservation of Company obligation. Unless and until PubCo, TopCo, SVAQ, a merger subsidiary, successor, surviving entity, parent entity or other third party expressly assumes the unpaid Settlement Installments in a written instrument accepted by Licensor, EigenQ shall remain the primary obligor for all unpaid Settlement Installments.

6.4 No transaction veto. Licensor shall not have any consent right, veto right, closing-condition right, termination right or right to delay, block, condition or otherwise impair any BCA, de-SPAC, merger, reorganization, contribution, rollover, public listing, financing or similar transaction solely by reason of this Agreement or the unpaid Settlement Installments.

6.5 Mutual modification. The parties may at any time, by mutual written agreement, amend, restructure, defer, accelerate, convert, assume, replace, escrow, reserve or otherwise modify the unpaid Settlement Installments or payment mechanics to facilitate a Qualified Public Transaction, comply with applicable law, tax, accounting, securities-law, exchange-rule, BCA, audit or public-company requirements, or preserve the intended economic settlement.

7. PRESERVATION OF LICENSE RIGHTS

7.1 License preserved. Except as expressly amended by this Agreement, the License Agreement remains in full force and effect. Without limiting the foregoing, the exclusive, perpetual and irrevocable license grant, sublicensing rights, commercialization rights, development rights, confidentiality obligations, representations, indemnification obligations, governing law and dispute resolution provisions remain in effect in accordance with the License Agreement.

7.2 No license reversion. The amendment and settlement of the Original Warrant Consideration shall not, by itself, constitute a breach, default, termination event, failure of consideration, license reversion event or basis for rescission under the License Agreement.

7.3 No additional license fee. Licensor acknowledges that the Settlement Amount is the sole and exclusive consideration payable with respect to the Original Warrant Consideration framework and that no additional license fee, royalty, warrant issuance, cash payment or equity payment is owed with respect to such framework, except as expressly set forth in this Agreement.

8. REPRESENTATIONS AND WARRANTIES

8.1 Licensor authority. Licensor has full power and authority to execute, deliver and perform this Agreement, and the execution and delivery of this Agreement have been duly authorized by all necessary corporate or organizational action of Licensor.

8.2 No assignment. Licensor has not assigned, transferred, pledged or encumbered any claim, right or interest in the Original Warrant Consideration.

8.3 No prior issuance. Licensor has not received any warrant certificate, warrant agreement, warrant ledger entry or other issued equity-linked security under the Original Warrant Consideration framework.

8.4 Adviser review. Licensor has had the opportunity to consult with its own legal, tax, accounting and financial advisers regarding this Agreement, the Cash Alternative, the Warrant Alternative and the tax, accounting, audit, securities-law, public-company, de-SPAC and disclosure consequences thereof.

8.5 Company authority. The Company has full corporate power and authority to execute, deliver and perform this Agreement, subject to any final approvals required for payment administration or definitive transaction treatment.

8.6 Company signatories. The Company signatories are executing this Agreement pursuant to Company authority and applicable related-party and recusal procedures.

9. RELEASE AND WAIVER

9.1 Licensor release. Effective upon execution of this Agreement, Licensor, on behalf of itself and its successors and permitted assigns, releases the Company and its officers, directors, stockholders, employees, agents, representatives, successors and assigns from any and all claims, demands, rights, obligations, causes of action and liabilities arising from or relating to the Original Warrant Consideration, except for the right to receive the Settlement Amount in accordance with this Agreement.

9.2 Company release. Effective upon execution of this Agreement, the Company releases Licensor from any claim arising solely from the fact that the Original Warrant Consideration framework is being amended and replaced by this Agreement, except for Licensor’s obligations under this Agreement and the License Agreement as amended hereby.

9.3 No admission. This Agreement is a negotiated settlement and amendment. Nothing herein shall be construed as an admission by either party regarding the valuation of the licensed technology, the fair value of the Original Warrant Consideration, the accounting treatment of any prior or future arrangement, or the legal enforceability of any disputed interpretation.

10. LATE PAYMENT; REMEDIES

10.1 Notice and cure. If the Company fails to make a scheduled installment payment when due, Licensor shall provide written notice to the Company. The Company shall have fifteen (15) business days after receipt of such notice to cure the missed payment.

10.2 Limited remedy. If the Company fails to cure within the cure period, Licensor may pursue collection of overdue installment amounts then due and unpaid, together with such costs or fees as may be awarded under the dispute resolution provisions of the License Agreement or applicable law. No missed or delayed installment shall revive the Original Warrant Consideration or create any right to the original future warrant framework.

10.3 No acceleration solely for missed installment. No future installments shall be accelerated solely by reason of a missed installment unless the parties expressly agree otherwise in a later written instrument or unless ordered by a tribunal of competent jurisdiction after final adjudication; provided that this Section does not limit any transaction-related assumption, payment-path protection, prepayment, acceleration, mutual modification or other right expressly provided in Section 6.

11. TAX, ACCOUNTING AND DISCLOSURE

11.1 Tax responsibility. Each party shall be responsible for its own taxes, tax reporting and tax advice arising from this Agreement and the Settlement Amount, subject to any withholding, reporting or compliance obligations imposed by applicable law.

11.2 Accounting treatment. The accounting treatment of this Agreement and the Settlement Amount shall be determined by the Company in consultation with its accounting advisers, auditors and valuation specialists. No provision of this Agreement is intended to mandate any specific accounting classification.

11.3 Regulatory and transaction disclosures. Licensor acknowledges that the Company or PubCo may be required or may determine it is advisable to disclose this Agreement, the License Agreement, the Settlement Amount, related-party matters, conflict matters, payment terms, election matters, settlement alternatives or related information in connection with audits, financial statements, securities filings, BCA schedules, due diligence, PCAOB review, SEC review, exchange review or public-company governance materials. Such disclosure shall not constitute a breach of confidentiality to the extent reasonably required or advisable in connection with law, regulation, transaction process, auditor request or adviser review, subject to reasonable confidentiality protections where available.

12. MISCELLANEOUS

12.1 Amendment to License Agreement. This Agreement constitutes a written amendment to the License Agreement. If there is any conflict between this Agreement and the License Agreement with respect to the Original Warrant Consideration, this Agreement shall control.

12.2 No other amendment. Except as expressly set forth herein, the License Agreement is not amended, modified or waived and remains in full force and effect.

12.3 Successors and assigns. This Agreement shall bind and benefit the parties and their respective successors and permitted assigns. The Company may assign this Agreement to, or cause assumption by, PubCo, TopCo or another successor entity in connection with a Qualified Public Transaction or other transaction permitted by the License Agreement, subject to the payment-path and assumption provisions of this Agreement.

12.4 Governing law and dispute resolution. This Agreement shall be governed by Delaware law, and the dispute resolution provisions of the License Agreement are incorporated herein by reference, except to the extent the parties expressly agree otherwise in writing.

12.5 Counterparts and electronic signatures. This Agreement may be executed in counterparts and by electronic signature, including DocuSign or similar electronic signature platform, each of which shall be deemed an original and all of which together shall constitute one instrument.

12.6 Entire agreement as to settlement. This Agreement, together with the License Agreement as amended hereby, constitutes the entire agreement of the parties with respect to the settlement of the Original Warrant Consideration and supersedes all prior discussions or understandings regarding such settlement.

12.7 Representative capacity; no personal liability. Each individual signing this Agreement signs solely in the representative capacity stated below. No signatory assumes personal liability by reason of signing this Agreement in such representative capacity.

SCHEDULE 1 - CASH INSTALLMENT PAYMENT SCHEDULE

No.	Due date	Amount	No.	Due date	Amount
1	June 28, 2026	$100,000	13	June 28, 2027	$100,000
2	July 28, 2026	$100,000	14	July 28, 2027	$100,000
3	August 28, 2026	$100,000	15	August 28, 2027	$100,000
4	September 28, 2026	$100,000	16	September 28, 2027	$100,000
5	October 28, 2026	$100,000	17	October 28, 2027	$100,000
6	November 28, 2026	$100,000	18	November 28, 2027	$100,000
7	December 28, 2026	$100,000	19	December 28, 2027	$100,000
8	January 28, 2027	$100,000	20	January 28, 2028	$100,000
9	February 28, 2027	$100,000	21	February 28, 2028	$100,000
10	March 28, 2027	$100,000	22	March 28, 2028	$100,000
11	April 28, 2027	$100,000	23	April 28, 2028	$100,000
12	May 28, 2027	$100,000	24	May 28, 2028	$100,000

Total settlement amount: $2,400,000.

EXHIBIT C - SETTLEMENT ALTERNATIVES AND LICENSOR ELECTION ACKNOWLEDGMENT

Item	Acknowledgment
Alternatives offered	The Company made available and discussed a Cash Alternative and a Warrant Alternative, subject to licensor-specific values, Company approval, documentation and applicable review.
Alternative elected	Cash Alternative
Alternative declined	Warrant Alternative
Independent adviser review	Licensor had the opportunity to consult legal, tax, accounting, financial and other advisers.
No MFN / parity / re-election	Licensor has no most-favored-nation, parity, top-up, re-election or additional consideration right based on another licensor election.
Different outcomes accepted	Licensor acknowledges that another licensor’s settlement may have different value, timing, liquidity, risk, tax, accounting or public-company treatment.

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties have executed this Intellectual Property License Warrant Consideration Cash Settlement and Amendment Agreement as of the date first written above.

WISEP2P OÜ

By:	/s/ Dr. José R. Rosas-Bustos
Name:	Dr. José R. Rosas-Bustos
Title:	Director
Date:	May 13, 2026

EIGENQ INC.

By:	/s/ Dr. Jesse Van Griensven Thé
Name:	Dr. Jesse Van Griensven Thé
Title:	Chairman
Date:	May 13, 2026

By:	/s/ Cristiane Thé
Name:	Cristiane Thé
Title:	Controller
Date:	May 13, 2026

DocuSign Note: Electronic signatures, certificate of completion, and system-generated signature/date fields may be attached by DocuSign and shall be deemed part of this Agreement.